Exhibit 99.1

FOR IMMEDIATE RELEASE

CF FINANCE ACQUISITION CORP. III AND AEYE AMEND MERGER AGREEMENT;

AEYE PREPARES TO LIST ON NASDAQ UNDER TICKER SYMBOL “LIDR”

New York, NY and Dublin, CA – May 3, 2021 – CF Finance Acquisition Corp. III (Nasdaq: CFAC) (“CF III”), a special purpose acquisition company sponsored by Cantor Fitzgerald, and AEye, Inc. (“AEye”), the global leader in active, next generation LiDAR solutions, today announced that due to recent valuation changes of publicly traded lidar companies and changing conditions in the automotive lidar industry, they have amended their previously announced merger agreement. Under the terms of the amended merger agreement, AEye will be valued on a pre-merger basis at $1.52 billion at the closing of the transaction, compared to $1.9 billion at the time of the merger announcement in February 2021.

The combined company will be called AEye Holdings, Inc., and AEye shareholders have elected to retain 100% of their equity holdings in the combined company. Upon closing, AEye will trade on Nasdaq under the ticker symbol “LIDR”.

Cantor Fitzgerald, as the sponsor of CF III, has also extended the deadline for CF III to consummate a business combination from May 17, 2021 to September 17, 2021 by depositing an additional $0.10 per share into CF III's trust account so that the trust now has $10.10 per share. Cantor Fitzgerald has also agreed to extend such deadline, if necessary, from September 17, 2021 to January 17, 2022.

The Board of Directors of CF III and AEye have each unanimously approved the amended terms of the transaction, which requires the approval of the stockholders of CF III and AEye, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is now expected to close in the third quarter of 2021.

Assuming no redemptions by CF III stockholders, gross proceeds from the transaction are expected to be up to $455 million, including the contribution of up to $230 million of cash held in CF III’s trust account. The transaction is further supported by a $225 million fully committed PIPE anchored by strategic and institutional investors including Continental, GM Ventures, Subaru-SBI, Intel Capital, Hella Ventures, and Taiwania Capital.

Upon the closing of the transaction, all cash remaining in CF III, net of transaction expenses and CF III liabilities, is expected to be used by AEye to retire debt and to strengthen its balance sheet to support future growth.

“AEye is very well positioned to transition into the public market. We have a substantial opportunity across the automotive, mobility, and industrial markets as we prepare the company for volume production in 2022”, said Blair LaCorte, Chief Executive Officer of AEye. “AEye’s next-generation active lidar system leverages deterministic artificial intelligence and software configurability to deliver industry leading performance. The company is uniquely structured with a high-margin, capital light business model that leverages the world’s largest Tier 1s as channel partners.”

LaCorte continues, “We have a proven leadership team with prior public company success. We look forward to publicly listing on Nasdaq at a de-spac valuation at the top of the lidar industry. We have a clear path to deliver exceptional shareholder value by accelerating our leadership role in driving the widespread adoption of safe autonomy.”

About CF Finance Acquisition Corp. III

CF Finance Acquisition Corp. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses CF III focuses on industries where its management team and founders have experience and insights and can bring significant value to business combinations. CF Finance Acquisition Corp. III is led by Chairman and Chief Executive Officer Howard W. Lutnick.

About Cantor Fitzgerald

CF III is sponsored by Cantor Fitzgerald. Cantor Fitzgerald, with over 12,000 employees, is a leading global financial services group at the forefront of financial and technological innovation and has been a proven and resilient leader for over 70 years. Cantor Fitzgerald & Co. is a preeminent investment bank serving more than 5,000 institutional clients around the world, recognized for its strengths in fixed income and equity capital markets, investment banking, SPAC underwriting and PIPE placements, prime brokerage, and commercial real estate and for its global distribution platform. Cantor Fitzgerald & Co. is one of the 24 primary dealers authorized to transact business with the Federal Reserve Bank of New York. Cantor Fitzgerald is a leading SPAC sponsor, having completed multiple initial public offerings and announced multiple business combinations through its CF Acquisition platform. For more information, please visit: www.cantor.com.

About AEye

AEye is the premier provider of high-performance, active LiDAR systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and robotic vision applications. AEye’s software-definable iDAR™ (Intelligent Detection and Ranging) platform combines solid-state active LiDAR, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception. The company is based in the San Francisco Bay Area and backed by world-renowned financial investors including Kleiner Perkins and Taiwania Capital, as well as GM Ventures, Continental AG, Hella Ventures, LG Electronics, Subaru-SBI, Pegasus Ventures (Aisin), Intel Capital, SK Hynix and Airbus Ventures. For more information, please visit www.aeye.com.

Important Information and Where to Find It

This press release relates to a proposed transaction between CF III and AEye. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, CF III intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. The proxy statement/prospectus will be sent to all CF III stockholders. CF III also will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of CF III are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CF III through the website maintained by the SEC at www.sec.gov or by directing a request to CF III to 110 East 59th Street, New York, NY 10022 or via email at CFFinanceIII@cantor.com or at (212) 938-5000.

Participants in the Solicitation

CF III and AEye and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CF III’s stockholders in connection with the proposed transaction. Information about CF III’s directors and executive officers and their ownership of CF III’s securities is set forth in CF III’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CF III or AEye, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transactions and CF III. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination, and future business plans of the AEye and CF III management teams, including AEye’s products, revenue growth and financial performance, facilities, product expansion and services. Forward-looking statements are sometimes accompanied by words such as “believe,” “continue,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “predict,” “plan,” “may,” “should,” “will,” “would,” “potential,” “seem,” “seek,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CF III and AEye. Many factors could cause actual future events to differ from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CF III’s securities, (ii) the risk that the transaction may not be completed by CF III’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CF III, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of CF III, the satisfaction of the minimum trust account amount following any redemptions by CF III’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the inability to complete the PIPE offering, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on AEye’s business relationships, operating results, and business generally, (vii) risks that the transaction disrupts current plans and operations of AEye and potential difficulties in AEye employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against AEye or against CF III related to the merger agreement or the transaction, (ix) the ability to maintain the listing of CF III stock on the Nasdaq Stock Market, (x) volatility in the price of CF III’s securities, (xi) changes in competitive and regulated industries in which AEye operates, variations in operating performance across competitors, changes in laws and regulations affecting AEye’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, (xiii) the potential inability of AEye to increase its manufacturing capacity or to achieve efficiencies regarding its manufacturing process or other costs, (xiv) the enforceability of AEye’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others, (xv) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which AEye operates, (xvi) the potential inability of AEye to enter into definitive agreements, partnerships or other commitments with original equipment manufacturers, contract manufacturers, suppliers and other strategic partners and (xvii) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CF III’s Form S-1 Registration Statement, the form S-4 Registration Statement that CF III will file, which will include a proxy statement/prospectus and other documents filed or to be filed by CF III from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AEye and CF III assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither AEye nor CF III gives any assurance that either AEye or CF III will achieve its expectations.

Contacts:

At CF III:
Karen Laureano-Rikardsen
klrikardsen@cantor.com
212-829-4975

At AEye:

Media Contact:
AEye, Inc.
Jennifer Deitsch
jennifer@aeye.ai
925-400-4366

Investors/Analysts:
Financial Profiles, Inc.
Dan Oppenheim
AEye@finprofiles.com
310-622-8235

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